Exhibit 3.1(c)

RESTATED CERTIFICATE OF INCORPORATION
OF
IAC/INTERACTIVECORP

IAC/InterActiveCorp (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.       The name of the corporation is: IAC/InterActiveCorp. IAC/InterActiveCorp was originally incorporated under the name IAC Holdings, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 19, 2019, and subsequently amended and restated on June 30, 2020 and further amended on June 30, 2020.

2.       This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation and duly executed and acknowledged by an officer of the Corporation in accordance with Sections 103 and 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3.       The text of the Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

Article I

The name of the Corporation is IAC/InterActiveCorp.

Article II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

Article IV

The Corporation shall have the authority to issue one billion six hundred million (1,600,000,000) shares of $0.001 par value Common Stock, four hundred million (400,000,000) shares of $0.001 par value Class B Common Stock, and one hundred million (100,000,000) shares of $0.01 par value Preferred Stock.

A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

A.	COMMON STOCK

(1)               The holders of the Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, such dividends if, as and when declared from time to time by the Board of Directors.

(2)               In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock and any other class or series of stock entitled to share therewith, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3)               Each holder of Common Stock shall be entitled to vote one vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the holders of the Common Stock. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Common Stock and the holders of Class B Common Stock and any other class or series entitled to vote with the Common Stock and Class B Common Stock as a class shall at all times vote on all matters (including the election of directors) together as one class.

B.	CLASS B COMMON STOCK

(1)               The holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, such dividends if, as and when declared from time to time by the Board of Directors.

(2)               In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock and any other class or series of stock entitled to share therewith, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3)               Each holder of Class B Common Stock shall be entitled to vote ten votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the holders of the Class B Common Stock. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Common Stock and the holders of Class B Common Stock and any other class or series entitled to vote with the Common Stock and Class B Common Stock as a class shall at all times vote on all matters (including the election of directors) together as one class.

C.	OTHER MATTERS AFFECTING SHAREHOLDERS OF COMMON STOCK AND CLASS B COMMON STOCK

(1)               In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Common Stock or Class B Common Stock unless the shares of Common Stock and Class B Common Stock at the time outstanding are treated equally and identically.

(2)               Shares of Class B Common Stock shall be convertible into shares of the Common Stock of the Corporation at the option of the holder thereof at any time on a share for share basis. Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.

(3)               Upon the conversion of Class B Common Stock into shares of Common Stock, the Corporation shall take all necessary action so that said shares of Class B Common Stock shall be retired and shall not be subject to reissue.

(4)               Notwithstanding anything to the contrary in this Certificate of Incorporation, the holders of Common Stock, acting as a single class, shall be entitled to elect twenty-five percent (25%) of the total number of directors, and in the event that twenty-five percent (25%) of the total number of directors shall result in a fraction of a director, then the holders of the Common Stock, acting as a single class, shall be entitled to elect the next higher whole number of directors.

D.	PREFERRED STOCK

The Board of Directors is authorized, by resolution, to designate the voting powers, preferences, rights and qualifications, limitations and restrictions of the Preferred Stock and any class or series thereof. Pursuant to subsection 242(b) of the Delaware General Corporation Law, the number of authorized shares of Preferred Stock or any class or series thereof may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of such subsection.

Pursuant to the authority conferred by this Article IV.D, the following series of Preferred Stock has been designated, with such series consisting of such number of shares and such voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference:  Exhibit A: Series A Cumulative Preferred Stock.

Article V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal By-Laws of the Corporation, but the stockholders may make additional By-Laws and may alter or repeal any By-Law whether adopted by them or otherwise.

Article VI

Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

Article VII

The Corporation is to have perpetual existence.

Article VIII

Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-Laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

Article IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal. The liability of a director shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.

Article X

Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

Article XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation except that under no circumstances may such amendment be adopted except as prescribed by Article IV, above, and provided further that the rights of the Class B Common Stock may not be amended, altered, changed or repealed without the approval of the holders of the requisite number of said shares of Class B Common Stock.

Article XII

The number of directors of the Corporation shall be such number as shall be determined from time to time by resolution of the Board of Directors.

Article XIII

A.	COMPETITION AND CORPORATE OPPORTUNITIES

(1)               To the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Expedia Dual Opportunity about which an Expedia Dual Role Person acquires knowledge. An Expedia Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Expedia Dual Opportunity that such Expedia Dual Role Person has communicated or offered to Expedia, shall not be prohibited from communicating or offering any Expedia Dual Opportunity to Expedia, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Expedia Dual Opportunity that such Expedia Dual Role Person has communicated or offered to Expedia or (ii) the communication or offer to Expedia of any Expedia Dual Opportunity, so long as (x) the Expedia Dual Opportunity does not become known to the Expedia Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Expedia Dual Opportunity is not presented by the Expedia Dual Role Person to any party other than Expedia and the Expedia Dual Role Person does not pursue the Expedia Dual Opportunity individually.

(2)               To the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Match Dual Opportunity about which an Match Dual Role Person acquires knowledge. A Match Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Match Dual Opportunity that such Match Dual Role Person has communicated or offered to Match, shall not be prohibited from communicating or offering any Match Dual Opportunity to Match, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Match Dual Opportunity that such Match Dual Role Person has communicated or offered to Match or (ii) the communication or offer to Match of any Match Dual Opportunity, so long as (x) the Match Dual Opportunity does not become known to the Match Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Match Dual Opportunity is not presented by the Match Dual Role Person to any party other than Match and the Match Dual Role Person does not pursue the Match Dual Opportunity individually.

B.	CERTAIN MATTERS DEEMED NOT CORPORATE OPPORTUNITIES

In addition to and notwithstanding the foregoing provisions of this Article XIII, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article XIII shall amend or modify in any respect any written contractual agreement between Expedia or Match on the one hand and the Corporation or any of its Affiliated Companies on the other hand.

C.	CERTAIN DEFINITIONS

For purposes of this Article XIII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation, (ii) with respect to Expedia, any Person controlled by Expedia and (iii) with respect to Match, any Person controlled by Match.

“Expedia” means Expedia Group, Inc., a Delaware corporation, and its Affiliated Companies.

“Expedia Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both Expedia, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

“Expedia Dual Role Person” means any individual who is an officer or director of both the Corporation and Expedia.

“Match” means Match Group, Inc., a Delaware corporation originally incorporated on July 28, 1986 under the name Silver King Broadcasting Company, Inc., and its Affiliated Companies.

“Match Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both Match, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

“Match Dual Role Person” means any individual who is an officer or director of both the Corporation and Match.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D.	TERMINATION

The provisions of this Article XIII shall have no further force or effect (i) with respect to Expedia Dual Role Persons or Expedia Dual Opportunities at such time as (a) the Corporation and Expedia are no longer Affiliates and (b) none of the directors and officers of Expedia serve as directors or officers of the Corporation and its Affiliated Companies and (ii) with respect to Match Dual Role Persons and Match Dual Opportunities at such time as (a) the Corporation and Match are no longer Affiliates and (b) none of the directors and officers of Match serve as directors or officers of the Corporation and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or an Affiliated Company thereof on the one hand, and Expedia or Match, on the other hand, as applicable, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E.	DEEMED NOTICE

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XIII.

F.	SEVERABILITY

The invalidity or unenforceability of any particular provision, or part of any provision, of this Article XIII shall not affect the other provisions or parts hereof, and this Article XIII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

4.       That this Restated Certificate of Incorporation shall become effective at 11:09 p.m. Eastern Time on June 30, 2020.

* * * * * *

IN WITNESS WHEREOF, IAC/InterActiveCorp has caused this Restated Certificate of Incorporation to be duly executed and acknowledged by its duly authorized officer this 30th day of June, 2020.

IAC/ INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: EVP and General Counsel

Exhibit A: Series A Cumulative Preferred Stock

CERTIFICATE OF DESIGNATIONS

of

SERIES A CUMULATIVE PREFERRED STOCK

of

IAC HOLDINGS, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

FIRST: IAC Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) as authorized by Section 151 of the General Corporation Law by unanimous written consent on June 30, 2020.

RESOLVED, that, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation, be and hereby is created, and that the number of shares thereof and the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of the shares of such series are as follows:

Section 1.   Designation and Amount. The designation of such series of Preferred Stock authorized by this resolution shall be the Series A Cumulative Preferred Stock (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock shall be 1,413,740. The face value of the Series A Preferred Stock shall be $1,000.00 (the “Face Value”).

Section 2.   Rank. All shares of Series A Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the now or hereafter issued classes or series of common stock, $0.001 par value per share, of the Corporation (the “Company Common Stock”). No other preferred stock of the Corporation shall rank senior to the Series A Preferred Stock with respect to distribution of assets upon liquidation, dissolution or winding up of the Corporation, or payment of dividends without the consent of the holders of record of the Series A Preferred Stock (the “Holders”) representing a majority of the shares of Series A Preferred Stock then outstanding.

Section 3.   Dividends and Distributions. The Holders shall be entitled to receive, if, as and when declared by the Board out of funds at the time legally available therefor, dividends in the amount of 7.50% of the Face Value per annum per share of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), and no more. Dividends on the Series A Preferred Stock shall be fully cumulative, shall accrue without interest and without compounding from the date of first issuance, and shall, if declared by the Board, be payable quarterly in arrears on March 1, June 1, September 1 and December 1 (each, a “Dividend Date”) of each year (except that if any such date is a Saturday, Sunday or a Legal Holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday or a Legal Holiday) to Holders as they appear on the stock transfer books of the Corporation on the close of business on the fifth Business Day prior to such Dividend Date. All dividends on the Series A Preferred Stock shall be payable in cash. For purposes hereof, the term “Legal Holiday” shall mean any day on which banking institutions are authorized to close in New York, New York and the term “Business Day” shall mean any day except Saturday, Sunday or a Legal Holiday. Dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable per share of Series A Preferred Stock with respect to the amounts determined pursuant to this paragraph for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of the number of days actually elapsed during such period based on a 360-day year, provided that in no event shall the dividend amount for any period shorter than a full quarterly dividend period be greater than the full quarterly dividend amount.

On each Dividend Date, all dividends which shall have accrued on each share of Series A Preferred Stock outstanding on such Dividend Date shall accumulate and be deemed to become “due” whether or not there shall be funds legally available for the payment thereof. Any dividend which shall not be paid on the Dividend Date on which it shall become due shall be deemed to be “past due” until such dividend shall be paid or until the share of Series A Preferred Stock with respect to which such dividend became due shall no longer be outstanding, whichever is the earlier to occur. No interest, sum of money in lieu of interest, or other property or securities shall be payable in respect of any dividend payment or payments which are past due. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

No dividends shall be paid or declared and set apart for payment on the Company Common Stock or on any other class or series of the Corporation’s capital stock ranking, as to dividends, junior to the Series A Preferred Stock or on any class or series of the Corporation’s capital stock ranking, as to dividends, on a parity with the Series A Preferred Stock (the “Parity Dividend Stock”) for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No dividends shall be paid or declared and set apart for payment on the Series A Preferred Stock for any period unless cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Series A Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Series A Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Series A Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and the Parity Dividend Stock bear to each other.

Section 4.   Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid on the outstanding shares of Series A Preferred Stock to the date of final distribution to such Holders, whether or not declared, without interest, plus $1,000.00 per share of Series A Preferred Stock. Such final distribution on the shares of the Series A Preferred Stock shall be made before any payment is made or assets are distributed to the holders of Company Common Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series A Preferred Stock (the “Junior Liquidation Stock”). In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series A Preferred Stock and any other class or series of the Corporation’s capital stock which may hereafter be created having parity as to liquidation rights with the Series A Preferred Stock (the “Parity Liquidation Stock”), the Holders and the holders of the Parity Liquidation Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the shares of Series A Preferred Stock, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation by virtue of their ownership of the Series A Preferred Stock. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property or any combination thereof shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4 (unless in connection therewith the liquidation of the Corporation is specifically approved).

A Holder shall not be entitled to receive any payment owed for such shares of Series A Preferred Stock under this Section 4 until such Holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Series A Preferred Stock (or, in the event such certificate(s) have been lost or destroyed, an affidavit of the Holder of loss or destruction reasonably satisfactory to the Corporation as well as other support as reasonably requested by the Corporation) and (ii) transfer instrument(s) reasonably satisfactory to the Corporation and sufficient to transfer such shares of Series A Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on any payment due upon liquidation after the due date thereof.

Section 5.   Redemption. At any time, or from time to time, after the twenty year anniversary of the date shares of Series A Preferred Stock are first issued, the Corporation, at its option, may redeem all or a portion of the outstanding Series A Preferred Stock at a redemption price equal to the Face Value plus all dividends on the Series A Preferred Stock being redeemed that are accrued and unpaid thereon, whether or not declared or due, to the date fixed for redemption (the “Redemption Date”), such sum being hereinafter referred to as the “Redemption Price”. The Redemption Price shall be paid in cash.

In case of the redemption pursuant to this Section 5 of less than all of the then outstanding shares of Series A Preferred Stock, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata or by lot or in such other manner as the Board may determine.

Not more than 60 nor less than 20 days prior to the Redemption Date, notice by first class mail, postage prepaid, shall be given to each Holder of any shares of Series A Preferred Stock to be redeemed, at such Holder’s address as it shall appear upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the Redemption Date, the Redemption Price, the number of shares of Series A Preferred Stock to be redeemed, the place or places of payment, that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series A Preferred Stock to be redeemed (or, in the event such certificate(s) have been lost or destroyed, an affidavit of the Holder of loss or destruction reasonably satisfactory to the Corporation as well as other support as reasonably requested by the Corporation), and that on and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock to be redeemed (unless the Corporation defaults in the payment of the Redemption Price).

Any notice that is mailed as provided in Section 11 shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice; and failure to give such notice by mail, or any defect in such notice, to the Holders of any shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. On or after the Redemption Date as stated in such notice, each Holder of the shares of Series A Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice (or, in the event such certificate(s) have been lost or destroyed, an affidavit of the Holder of loss or destruction reasonably satisfactory to the Corporation as well as other support as reasonably requested by the Corporation), and deliver any required transfer instruments, and shall thereupon be entitled to receive payment of the Redemption Price as herein provided. If less than all the shares of Series A Preferred Stock represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the Redemption Date, funds necessary for the redemption shall be available therefor and shall have been irrecoverably deposited or set aside, then, notwithstanding that the certificates evidencing any shares of Series A Preferred Stock so called for redemption shall not have been surrendered the dividends with respect to the shares so called for redemption shall cease to accrue after the Redemption Date, such shares shall no longer be deemed outstanding, the Holders thereof shall cease to be Holders, and all rights and powers whatsoever with respect to the shares so called for redemption (except the right of the Holders to receive payment of the Redemption Price as herein provided without interest upon surrender of their certificates therefor and delivery of any required transfer instruments) shall terminate. At the close of business on the Redemption Date, each Holder of Series A Preferred Stock so redeemed (unless the Corporation defaults on its obligations to deliver cash) shall be, without any further action, entitled to receive payment of the Redemption Price in cash, without interest.

The shares of Series A Preferred Stock shall not be subject to the operation of any purchase, retirement, mandatory redemption (except as specified in this Section 5) or sinking fund.

The Holder of any shares of Series A Preferred Stock redeemed upon any exercise of the Corporation’s redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such Holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Series A Preferred Stock redeemed (or, in the event such certificate(s) have been lost or destroyed, an affidavit of the Holder of loss or destruction reasonably satisfactory to the Corporation as well as other support as reasonably requested by the Corporation) and (ii) transfer instrument(s) reasonably satisfactory to the Corporation and sufficient to transfer such shares of Series A Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on the Redemption Price of any share of Series A Preferred Stock after its Redemption Date provided that funds sufficient for the redemption shall have been made available therefor and shall have been irrecoverably deposited or set aside.

Shares of Series A Preferred Stock redeemed or otherwise acquired by the Corporation may thereafter be issued, but not as shares of Series A Preferred Stock, and the Corporation shall take such action to retire such shares and, upon their retirement, such shares will be restored to the status of authorized and unissued shares of Preferred Stock.

Section 6.      Conversion Rights. The Series A Preferred Stock will not be convertible into shares of any other class or series of capital stock of the Corporation.

Section 7.     Voting Rights. Except as otherwise provided herein, each Holder of Series A Preferred Stock shall be entitled to vote ten (10) votes for each share of Series A Preferred Stock held as of the applicable record date on any matter that is submitted to a vote or to the consent of the stockholders of the Corporation. Except as provided in the Amended and Restated Certificate of Incorporation of the Corporation, as amended, or by the General Corporation Law of the State of Delaware, the Holders of Series A Preferred Stock shall vote with the holders of the Company Common Stock on all matters together as one class (for the avoidance of doubt, excluding the election of directors by the holders of the common stock, par value $0.001 per share, of the Corporation voting as a separate class pursuant to Article IV, Section C.(4) of the Amended and Restated Certificate of Incorporation of the Corporation (or any successor provision thereof), as amended, but including the election of all other directors).

Section 8.     Outstanding Shares. For purposes of this Certificate of Designations, all shares of Series A Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 5, all shares of Series A Preferred Stock that have been so called for redemption under Section 5 if funds necessary for payment of the Redemption Price have been irrevocably set apart; and (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation.

Section 9.     Preemptive Rights. The Series A Preferred Stock shall not be entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

Section 10.   Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 11.   Notices. Any notice to Holders or the Corporation required pursuant to this Certificate of Designations shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, and (iv) five (5) Business Days after having been sent by first class mail, postage prepaid. All notices to Holders shall be addressed to each Holder of record at the address of such Holder appearing on the books of the Corporation.

SECOND: This Certificate of Designation shall become effective at 9:10 a.m. Eastern Time on June 30, 2020.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by Joanne Hawkins, its Senior Vice President and Deputy General Counsel, this 30th day of June, 2020.

IAC HOLDINGS, INC.

By:	/s/ Joanne Hawkins
Name: Joanne Hawkins
Title: SVP and Deputy General Counsel